Filed Pursuant to Rule 424(b)(3)

Registration No. 333-112169

APPLE REIT SIX, INC.

STICKER SUPPLEMENT TO

SUPPLEMENT NO. 7 DATED OCTOBER 28, 2004

SUPPLEMENT NO. 8 DATED NOVEMBER 12, 2004

SUPPLEMENT NO. 14 DATED SEPTEMBER 13, 2005

Supplements No. 7, 8 and 14 to be used with

PROSPECTUS DATED APRIL 23, 2004

Summary of Supplements to Prospectus (See Supplements for Additional Information)

Supplement No. 7 (cumulative, replacing all prior sticker supplements) dated October 28, 2004 reports on our purchase of 11 hotels, which are located in seven states and which contain a total of 1,504 rooms, for an aggregate gross purchase price of $182,140,000.

Supplement No. 8 dated November 12, 2004 provides management’s discussion and analysis of financial condition and results of operations for the period ended September 30, 2004 and provides certain unaudited financial statements relating to that period.

Supplement No. 14 (cumulative, replacing prior sticker Supplements No. 9 through 13) dated September 13, 2005 reports on our purchase of 32 hotels, which contain a total of 3,263 rooms, for an aggregate gross purchase price of $314,058,178. The following are also provided, among other information: (i) summaries of certain pending contracts and transactions, (ii) updated descriptions of our unit redemption program, (iii) our management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2004 and for the period ended June 30, 2005, and (iv) audited financial statements for us and certain of our hotels.

As of April 29, 2004, we completed our minimum offering of 4,761,905 units at $10.50 per unit and raised gross proceeds of $50,000,000 and proceeds net of selling commissions and marketing expenses of $45,000,000. Each unit consists of one Common Share and one Series A Preferred Share. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of August 23, 2005, we had closed on the sale of 61,052,536 additional units at $11 per unit and from such sale we raised gross proceeds of $671,577,894 and proceeds net of selling commissions and marketing expenses of $604,420,116. Sales of all units at $10.50 per unit and $11.00 per unit, when combined, represent gross proceeds of $721,577,894 and proceeds net of selling commissions and marketing expenses of $649,420,116.

In connection with our hotel purchases, we paid a total of $9,923,964, representing 2% of the aggregate gross purchase price, as a commission to Apple Six Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.